1830 Snake River, Unit A Katy, TX 77449 Tel: 281-646-9878 www.mireandassociates.com

March 26, 2015

United American Petroleum Corporation
9600 Great Hills Trail, Suite 150W
Austin, TX 78759

ATTN: Mr. Michael Carey

SUBJECT:	UNITED AMERICAN PETROLEUM CORPORATION INDEPENDENT CONSULTANT CONSENT

Mire & Associates, Inc. hereby consents to the use of its name and information from its report dated March 19, 2015, generating estimated reserves and future net revenues for United American Petroleum Corporation for the year ended December 31, 2014. This information may be used in United American Petroleum Corporation’s Form 10-K, dated December 31, 2014.

Sincerely,

Kurt Mire, P.E.

Petroleum Consultant